Exhibit 99.1

Mohegan Gaming & Entertainment (MGE) Successfully Completes Financing for INSPIRE Integrated Resort in Korea; Targets 2023 Opening

Leading Integrated Entertainment Brand Succeeds in Financing for the Resort Development Phase

and Anticipates a Revival in South Korean Tourism Industry

UNCASVILLE, Conn., Nov. 29, 2021 /PRNewswire/ — Mohegan Gaming & Entertainment (MGE), master developer of awe-inspiring integrated resorts (IR) today has announced the successful closing of financing to develop the INSPIRE Entertainment Resort on Yeongjong Island in Incheon, South Korea. The aggregate funding of $1.55 billion will be used in Phase 1 of development for the impressive IR. The project is set to open its doors in 2023 to world travelers and gaming enthusiasts, generating an anticipated spike in visitation to the region and a revival of the South Korean tourism industry following COVID-19.

“We have a proven track record in developing and operating leading integrated entertainment resorts in North America with our successes in Connecticut, Las Vegas and Niagara Falls, and we look forward to taking this success abroad as the first American IR launched in Korea,” said James Gessner Jr., Chairman of The Mohegan Tribe and MGE Management Board.

INSPIRE Integrated Resort Co., Ltd. (INSPIRE), MGE’s wholly-owned Korean subsidiary, now has in place the funding needed for the completion of construction of the project, which includes a total of $575 million in equity combining MGE’s $300 million investment and the $275 million raised through global private equity firms, Bain Capital and MBK Partners, and 1.04 trillion Korean won project finance loan (approximately $890 million U.S. dollar equivalent) raised through a three-bank Korean consortium including KB Securities, NH Investment & Securities and Hana Financial Investment, with the participation of Korean financial institutions and with Kookmin Bank Co., Ltd. as facility agent to the loan. Hanwha Engineering & Construction Corp. is the General Contractor for the project, which has provided a completion guarantee as well as a subordinated investment to the project in the amount of 100 billion Korean won (approximately $85.5 million U.S. dollar equivalent). Hanwha Hotel and Resort Co., Ltd. is also participating as a strategic partner of the project and as the hotel operator.

“We anticipate a significant rebound in the tourism and leisure industry following the pandemic, and we look forward to contributing to the Korean economy while at the same time opening and operating a successful, state-of-the-art resort. I’m thrilled to see our international vision for IR development reach this important milestone,” said Bobby Soper, International President for MGE.

The development of the INSPIRE Entertainment Resort is underway within the IBC-III region of the Incheon International Airport, Yeongjong District, Incheon Free Economic Zone, with the current construction completion progress at approximately 12%. Targeted to open in 2023, INSPIRE Entertainment Resort will be the largest IR in Northeast Asia once completed.

The Phase 1 resort development includes three 5-star hotel towers, a 15,000-seat multifunctional professional performance arena, a foreigners only casino, the largest convention facility in the Seoul metropolitan area, a world class retail offering, a year-round indoor water dome experience and a large outdoor thematic space, known as the “Family Park.”

With the successful completion of the funding for this first phase, INSPIRE is now accelerating towards its opening date in 2023.

About INSPIRE Integrated Entertainment Resort

INSPIRE Integrated Entertainment Resort (INSPIRE) is a multi-phase, multibillion-dollar integrated entertainment resort project in Incheon, South Korea. INSPIRE is a subsidiary of the United States based Mohegan Gaming & Entertainment which will be the first truly integrated entertainment resort in Korea with a comprehensive set of family-based offerings. Slated to open in 2023, Phase 1 will feature over 1,200 5-star guest rooms in 3 hotel towers, more than 63,000 sqm of dining, retail and entertainment options, a 15,000 seat multi-functional state-of-the-art concert and sports arena, a foreigner-only casino, a 4,500 sqm hemispherical domed, climate-controlled indoor and water park, and 19,000 sqm of conference and convention facilities. INSPIREer.com

About Mohegan Gaming & Entertainment

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, INSPIRE in Incheon, South Korea and Niagara Casinos in Niagara Falls, Canada. MGE is also owner, developer and/or manager of other integrated entertainment resorts throughout the United States, including those in New Jersey, Washington, Pennsylvania and Las Vegas, Nevada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on MGE and our properties, visit www.mohegangaming.com.